U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                     SEC File Number ___________
                                                      CUSIP Number _____________

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[X] Form 10-K [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q [ ] Form 10-D [ ] Form N-SAR

For Period Ended: January 31, 2016

      [  ] Transition Report on Form 10-K

      [  ] Transition Report on Form 10-Q

      For the Transition Period Ended: ________________________________

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     Nothing in this Form shall be  construed to imply that the  Commission  has verified any information contained herein.

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Part I - Registrant Information
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Full Name of Registrant:  STRAINWISE, INC.

Former Name if Applicable:  N/A

Address of Principal Executive Office (Street and Number)

      1350 Independence St., Suite 300

City, State and Zip Code

            Lakewood, CO  80215

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Part II - Rules 12b-25(b) and (c)
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     If the subject  report could not be filed  without  unreasonable  effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, or transition report or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form l0-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]  (c) The accountant's statement or other exhibit required by Rule
         12b-25(c) has been attached if applicable.

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Part III - Narrative
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     State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K,
10-Q, or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

     The Company did not complete its financial statements for the year ended January 31, 2016 in sufficient time so as to allow the filing of the report by May 2, 2016.

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Part IV - Other Information
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    (1) Name and telephone number of person to contact in regard to this notification

             William T. Hart             (303)                   839-0061
            -----------------        ----------------        ---------------
                 (Name)                (Area Code)          (Telephone Number)

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    (2)  Have all other periodic reports
         required under Section 13 or 15(d)
         of the Securities Exchange Act of
         1934 during the preceding l2 months
         (or for such shorter period that
         the registrant was required to file
         such reports) been filed? If answer
         is no, identify report(s).                       [X] Yes  [ ] No

    (3)  Is it anticipated that any
         significant change in results of
         operations from the corresponding
         period for the last fiscal year will
         be reflected by the earnings
         statements to be included
         in the subject report or portion thereof?        [ ] Yes  [X] No

         If so: attach an explanation of the
         anticipated change, both narratively
         and quantitatively, and, if
         appropriate, state the reasons why a
         reasonable estimate of the results
         cannot be made.


                                STRAINWISE, INC.
                       ---------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 29, 2016                     By:  /s/ William T. Hart
                                              ----------------------------
                                              William T. Hart,
                                              Attorney for Strainwise, Inc.



                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).